Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Greer Bancshares Incorporated and Subsidiary
Greer, South Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-128719, 333-128717, 333-128713 and 333-128712) on Form S-8 of Greer Bancshares Incorporated and Subsidiary of our report dated March 19, 2013, with respect to the consolidated financial statements of Greer Bancshares Incorporated and Subsidiary, as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, which report appears in Greer Bancshares Incorporated’s 2012 Annual Report on Form 10-K.

/s/ DIXON HUGHES GOODMAN LLP

Atlanta, Georgia
March 19, 2013